March 25, 2010

Mr. Michael Tucker
2215 Bellflower Lane
New Hope, PA 18938

Dear Michael:

We are pleased to confirm our offer of employment with Avis Budget Car Rental LLC as Executive Vice President, General Counsel. This position reports to Ronald Nelson, Chairman & CEO. We anticipate your start date to be on or about April 19, 2010. Your salary, paid on a bi-weekly basis, will be $13,461.54, which equates to an annualized salary of $350,000.00. This offer is contingent upon satisfactory employment, education, drug screening, and reference verifications, as well as compliance with Federal immigration employment law requirements.

You are eligible to participate in the Avis Budget Car Rental Management Incentive Plan for 2010 specific to your role, which currently provides for a target payment of 65% of your eligible earnings, as applicable within the plan guidelines. The plan is based on the performance factors of Avis Budget’s EBITDA goals. The incentive distribution is typically in the first quarter of the following year. Your eligibility under the 2010 Plan will reflect a pro-rated portion for time worked.

You are also eligible to participate in the Executive Management Car Program and Employee Lease Program.

You will be eligible to participate in the Company’s long-term incentive plan (LTIP). All awards are subject to approval by the Compensation Committee of Avis Budget’s Board of Directors and generally take place annually in the first quarter of the year. Generally, awards are based upon, or denominated as, a dollar value and may be all or partially granted in the form of Restricted Stock Units, Performance-based Restricted Stock Units, Cash and Stock-Settled SARs at the Company’s discretion. We anticipate that your initial grant at a value of $250,000 will be approved per the Compensation Committee process. Your grant is expected to take the form of Performance-based Restricted Stock Units (30% of value) and time-based Restricted Stock Units (70% of value). The number of shares represented by any award is based on the fair market value of Avis Budget Group stock at time of the Committee’s action. Vesting of performance-based RSUs is determined in accordance with the Plan and occurs depending upon the Company’s performance over the measurement period.

Health and welfare benefits under Avis Budget will become effective on the first calendar day of the month following your date of hire. You will be eligible to participate in the 401K plan as soon as administratively possible, following your start date and subject to the terms and conditions of the plan guidelines. Currently, Avis Budget will match your individual contributions of up to 3% of your annual salary, after one year of service.

In addition, you are eligible to elect participation in certain executive level benefits including financial planning and tax preparation services provided by AYCO Financial Advisory Services, the group Umbrella Liability Plan, and the executive deferred compensation plan. Details of these employee benefits will be provided. You will be provided with modified relocation assistance.

In the event your position with Avis Budget Car Rental LLC is eliminated or your employment is terminated for any reason (other than for Cause and other than your resignation), then you shall be entitled to receive a severance payment from Avis Budget Car Rental LLC (or its successor) in an amount equal to twelve (12) months of your then current annual base salary, plus target bonus, in lieu of any other severance payment under any other severance plan or policy, also pursuant to your signing a release and agreement. In addition, the Company will subsidize COBRA medical benefits to ensure you pay the same rate as an active employee for a period of twelve (12) months, as well as use of the Company car and AYCO Financial Services. For purposes of the foregoing, “Cause” shall mean: (i) your willful failure to substantially perform your duties as an employee of Avis Budget or any of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness); (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against Avis Budget or any of its subsidiaries; (iii) your conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); or (iv) your gross negligence in the performance of your duties. After five (5) years of continued service your severance benefit will increase to twenty-four (24) months salary, plus target bonus as well as twenty-four (24) months COBRA subsidization, car use and AYCO financial services.

As part of your on-going employment and prior to receipt of severance you may be eligible for, you are required to adhere to the Rules of Professional Conduct;

1. You acknowledge your obligations to Avis Budget Car Rental, LLC (the “Company”) as an attorney and agree that you will not act in violation of or create an appearance of impropriety with respect to the Rules of Professional Conduct.  You will not disclose at any time (except for business purposes on behalf of the Company) any confidential or proprietary material of the Company.  That material shall include, but is not limited to, the names and addresses of customers, customer contacts, contracts, bidding information, business strategies, pricing information, and the Company’s policies and procedures.  Nothing in this provision is intended to restrict your ability to practice law, nor does it seek to expand the confidential nature of information obtained by you in the course of performing legal functions beyond the scope of the Rules of Professional Conduct.

2. You agree that all documents (paper or electronic) and other information related in any way to the Company shall be the property of the Company, and will be returned to the Company upon the end of your employment with the Company.

3. You agree that should a court issue injunctive relief to enforce any term of this letter, or if a court (or jury) determine that you breached any provision of this letter, you will reimburse the Company for all attorney’s fees and costs incurred in enforcing the terms of the letter, and you will also be liable for any other damages or relief permitted by law.

4. You agree that any disputes over the above terms shall be governed by New Jersey law, shall be resolved in a New Jersey Court or in a federal Court located in New Jersey, and that the terms of this letter may be enforced by the Company or its successors or assigns.

Prior to beginning employment with Avis Budget Car Rental LLC, you will need to take a drug-screening test (enclosed is the vendor’s form for your use), establish your U.S. employment eligibility and your identity. Examples of proper identification include a valid passport, or a valid driver’s license, and social security card; alternate acceptable documents are stated on the enclosed list. You must bring this identification with you on your first day of employment.

Please indicate your acceptance of this offer by signing the enclosed copy of this letter and returning to me in the enclosed envelope. In addition, please complete the W-4, I-9 and fax to me at 973/496-3322 prior to your first day of employment.

Per Avis Budget’s standard policy, this letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. Employment with Avis Budget Car Rental LLC is at will, and either you or the Company may terminate employment at any time, with or without cause. In addition, by signing this letter, you acknowledge that this letter sets forth the entire agreement between you and the Company regarding your employment with the Company, and fully supersedes any prior agreements or understandings, whether written or oral.

Michael, we are excited that you are joining our organization and look forward to having you as part of the Avis Budget Car Rental team. If there is anything further I can do to assist you, please do not hesitate to contact me at (973) 496-7797.

Regards,

/s/ Mark J. Servodidio
Mark. J. Servodidio
Executive Vice President – Human Resources

Understood and accepted:

/s/ Michael Tucker
Michael Tucker

3-30-2010
Date

Enclosures
cc:     R. Nelson
E. Pictroski
M. Gebhard